Exhibit 5.1

Hengguang Holding Co., Limited 1666 Chenglong Road Section 2, Building 2, 5th Floor Longquanyi District Chengdu, Sichuan Province China 61000	D +1 345 815 1877
E bradley.kruger@ogier.com

Reference: 427805.00001/BKR/MXR

7 September 2022

Hengguang Holding Co., Limited (Company)

We have acted as Cayman Islands legal advisers to the Company in connection with the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the Registration Statement), filed with the Securities and Exchange Commission (the Commission) under the U.S. Securities Act of 1933, as amended (the Act) to date relating to the offering by the Company of up to 4,600,000 Class A ordinary shares of the Company of par value US$0.001 each, including the Class A ordinary shares issuable upon exercise of the underwriter’s over-allotment option (the Shares) and the offering of up to 230,000 Class A ordinary shares issuable upon exercise of the Underwriter Warrants (as defined in the Registration Statement). This opinion is given in accordance with the terms of the legal matters section of the Registration Statement.

Unless a contrary intention appears, all capitalised terms used in this opinion have the respective meanings set forth in the Registration Statement. A reference to a Schedule is a reference to a schedule to this opinion and the headings herein are for convenience only and do not affect the construction of this opinion.

1	Documents examined

For the purposes of giving this opinion, we have examined a copy of the Registration Statement. In addition, we have examined the corporate and other documents listed in Schedule 1. We have not made any searches or enquiries concerning, and have not examined any documents entered into by or affecting the Company.

89 Nexus Way Camana Bay Grand Cayman, KY1-9009 Cayman Islands T +1 345 949 9876 F +1 345 949 9877 ogier.com	A list of Partners may be inspected on our website

Hengguang Holding Co., Limited

7 September 2022

2	Assumptions

In giving this opinion we have relied upon the assumptions set forth in Schedule 2 without having carried out any independent investigation or verification in respect of those assumptions.

3	Opinions

On the basis of the examinations and assumptions referred to above and subject to the qualifications set forth in Schedule 24 and the limitations set forth below, we are of the opinion that:

Corporate status

(a)	The Company has been duly incorporated as an exempted company and is validly existing and in good standing with the Registrar of Companies of the Cayman Islands (the Registrar).

Corporate power

(b)	The Company has all requisite power under its M&A (as defined in Schedule 1) to issue the Shares and the Underwriter Warrants (including the issuance of the Class A ordinary shares upon the exercise of the Underwriter Warrants in accordance with the Warrant Documents (as defined in Schedule 1)) to execute and deliver the Warrant Documents and to perform its obligations, and exercise its rights, under such documents.

Corporate authorisation

(c)	The Company has taken all requisite corporate action to authorise:

(i)	the issuance of the Shares and the Underwriter Warrants (including the issuance of the Class A ordinary shares upon the exercise of the Underwriter Warrants in accordance with the Warrant Documents); and

(ii)	the execution and delivery of the Warrant Documents and the performance of its obligations, and the exercise of its rights, under such documents.

Shares

(d)	The Shares to be offered and issued by the Company as contemplated by the Registration Statement, when issued by the Company upon:

(i)	payment in full of the consideration as set out in the Registration Statement and in accordance with the terms set out in the Registration Statement and in accordance with the M&A; and

(ii)	the entry of those Shares as fully paid on the register of members of the Company,

shall be validly issued, fully paid and non-assessable.

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(e)	The Class A ordinary shares to be offered and issued by the Company upon the exercise of the Underwriter Warrants as contemplated by the Registration Statement, when issued by the Company upon:

(i)	payment in full of the consideration as set out in the Registration Statement and in accordance with the terms set out in the Warrant Documents and in accordance with the M&A; and

(ii)	the entry of those Class A ordinary shares as fully paid on the register of members of the Company,

shall be validly issued, fully paid and non-assessable.

Registration Statement – “Cayman Islands Taxation”

(f)	Insofar as the statements set forth in the Registration Statement under the caption “Cayman Islands Taxation” purport to summarise certain tax laws of the Cayman Islands, such statements are accurate in all material respects and such statements constitute our opinion.

Enforceability

(g)	Once the Warrant Documents have been duly executed and delivered by the Company, the Warrant Documents shall constitute the legal, valid and binding obligations of the Company enforceable in accordance with their terms.

Choice of law

(h)	The express choice of the laws of the jurisdiction specified in the Warrant Documents to be the governing law of such documents (its Proper Law) will be recognised and applied by the courts of the Cayman Islands in any action brought in such courts in respect of such documents.

Submission to jurisdiction

(i)	Where the Warrant Documents contain a provision pursuant to which the Company agrees to submit to the jurisdiction of the courts specified in such provision, such submission is valid.

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4	Matters not covered

We offer no opinion:

(a)	as to any laws other than the laws of the Cayman Islands, and we have not, for the purposes of this opinion, made any investigation of the laws of any other jurisdiction, and we express no opinion as to the meaning, validity, or effect of references in the M&A, the Registration Statement and the Warrant Documents to statutes, rules, regulations, codes or judicial authority of any jurisdiction other than the Cayman Islands.

(b)	except to the extent that this opinion expressly provides otherwise, as to the commercial terms of, or the validity, enforceability or effect of the documents reviewed (or as to how the commercial terms of such documents reflect the intentions of the parties), the accuracy of representations, the fulfilment of warranties or conditions, the occurrence of events of default or terminating events or the existence of any conflicts or inconsistencies among the documents and any other agreements into which the Company may have entered or any other documents; or

(c)	as to whether the acceptance, execution or performance of the Company’s obligations under the documents reviewed by us will result in the breach of or infringe any other agreement, deed or document (other than the Company’s M&A) entered into by or binding on the Company.

5	Governing law of this opinion

5.1	This opinion is:

(a)	governed by, and shall be construed in accordance with, the laws of the Cayman Islands;

(b)	limited to the matters expressly stated in it; and

(c)	confined to, and given on the basis of, the laws and practice in the Cayman Islands at the date of this opinion.

5.2	Unless otherwise indicated, a reference to any specific Cayman Islands legislation is a reference to that legislation as amended to, and as in force at, the date of this opinion.

6	Consent

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm in the Registration Statement. In the giving of our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

Yours faithfully

/s/ Ogier

Ogier

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Schedule 1

Documents examined

1	The Certificate of Incorporation of the Company dated 23 July 2020 issued by the Registrar.

2	The amended and restated memorandum of association adopted by special resolution passed on 10 August 2021 (the Memorandum).

3	The amended and restated articles or association adopted by special resolution passed on 10 August 2021 (the Articles and, together with the Memorandum, the M&A).

4	A Certificate of Good Standing dated 6 September 2022 (Good Standing Certificate) issued by the Registrar in respect of the Company.

5	A certificate dated on the date hereof as to certain matters of fact signed by the sole director of the Company in the form annexed hereto (the Director’s Certificate), having attached to it the written resolutions of the sole director of the Company passed on 29 March 2022 and 14 July 2022 (the Board Resolutions).

6	Form of underwriting agreement between the Company and Network 1 Financial Securities, Inc. (the Underwriting Agreement).

7	Form of underwriter’s warrant (the Warrant Documents).

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Schedule 2

Assumptions

1	All original documents examined by us are authentic and complete.

2	All copy documents examined by us (whether in facsimile, electronic or other form) conform to the originals and those originals are authentic and complete.

3	All signatures, seals, dates, stamps and markings (whether on original or copy documents) are genuine.

4	Each of the Certificate of Incorporation, the M&A, the Good Standing Certificate, the Director’s Certificate and the Board Resolutions is accurate and complete as at the date of this opinion.

5	The M&A is in full force and effect and has not been amended, varied, supplemented or revoked in any respect.

Status and Authorisation

6	In authorising the issue and allotment of Shares, the sole director of the Company has acted in good faith with a view to the best interests of the Company and has exercised the standard of care, diligence and skill that is required of him or her.

7	Any individuals who sign or have signed documents or give information on which we rely, have the legal capacity under all relevant laws (including the laws of the Cayman Islands) to sign such documents and give such information.

8	None of the opinions expressed herein will be adversely affected by the laws or public policies of any jurisdiction other than the Cayman Islands. In particular, but without limitation to the previous sentence, the laws or public policies of any jurisdiction other than the Cayman Islands will not adversely affect the capacity or authority of the Company.

9	There are no agreements, documents or arrangements (other than the documents expressly referred to in this opinion as having been examined by us) that materially affect or modify the Registration Statement or the transactions contemplated by it or restrict the powers and authority of the Company in any way.

Choice of law

10	The express choice in the Warrant Documents of its Proper Law as the governing law of the Warrant Documents was made in good faith.

11	The express choice of its Proper Law as the governing law of the Warrant Documents is a valid and binding selection under its Proper Law and all other relevant laws (other than the laws of the Cayman Islands).

12	There is nothing under any law (other than the laws of the Cayman Islands) that would or might affect the opinions herein.

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Enforceability

13	The Warrant Documents are legal, valid, binding and enforceable against all relevant parties in accordance with its terms under its Proper Law and all other relevant laws (other than, in the case of the Company, the laws of the Cayman Islands).

14	If an obligation is to be performed in a jurisdiction outside the Cayman Islands, its performance will not be contrary to an official directive, impossible or illegal under the laws of that jurisdiction.

15	No moneys paid to or for the account of any party under the Warrant Documents represent, or will represent, criminal property or terrorist property (as defined in the Proceeds of Crime Act (Revised), and the Terrorism Act (Revised) respectively). None of the parties to the Underwriting Agreement is acting or will act in relation to the transactions contemplated by the Underwriting Agreement, in a manner inconsistent with United Nations sanctions or measures extended by statutory instrument to the Cayman Islands by order of Her Majesty in Council.

16	None of the opinions expressed herein will be adversely affected by the laws or public policies of any jurisdiction other than the Cayman Islands. In particular, but without limitation to the previous sentence:

(a)	the laws or public policies of any jurisdiction other than the Cayman Islands will not adversely affect the capacity or authority of the Company; and

(b)	neither the execution or delivery of the Warrant Documents nor the exercise by any party to the Warrant Documents of its rights or the performance of its obligations under them contravene those laws or public policies.

17	There are no agreements, documents or arrangements (other than the documents expressly referred to in this opinion as having been examined by us) that materially affect or modify the Warrant Documents or the transactions contemplated by them or restrict the powers and authority of the Company in any way.

Submission to jurisdiction

18	The submission by the Company to the jurisdiction of the courts specified in the Warrant Documents is binding on the Company as a matter of all relevant laws (other than the laws of the Cayman Islands).

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Schedule 3

Qualifications

Good Standing

1	Under the Companies Act (Revised) (the Companies Act) of the Cayman Islands annual returns in respect of the Company must be filed with the Registrar, together with payment of annual filing fees. A failure to file annual returns and pay annual filing fees may result in the Company being struck off the Register of Companies, following which its assets will vest in the Financial Secretary of the Cayman Islands and will be subject to disposition or retention for the benefit of the public of the Cayman Islands.

2	In good standing means only that as of the date of the Good Standing Certificate the Company is up-to-date with the filing of its annual returns and payment of annual fees with the Registrar. We have made no enquiries into the Company’s good standing with respect to any filings or payment of fees, or both, that it may be required to make under the laws of the Cayman Islands other than the Companies Act.

3	In this opinion the phrase “non-assessable” means, with respect to Shares, that a member of the Company shall not, by virtue of its status as a member of the Company, be liable for additional assessments or calls on the Shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper use or other circumstance in which a court may be prepared to pierce or lift the corporate veil).

Limited liability

4	We are not aware of any Cayman Islands authority as to when the courts would set aside the limited liability of a shareholder in a Cayman Islands company. Our opinion on the subject is based on the Companies Act and English common law authorities, the latter of which are persuasive but not binding in the courts of the Cayman Islands. Under English authorities, circumstances in which a court would attribute personal liability to a shareholder are very limited, and include: (a) such shareholder expressly assuming direct liability (such as a guarantee); (b) the company acting as the agent of such shareholder; (c) the company being incorporated by or at the behest of such shareholder for the purpose of committing or furthering such shareholder’s fraud, or for a sham transaction otherwise carried out by such shareholder. In the absence of these circumstances, we are of the opinion that a Cayman Islands’ court would have no grounds to set aside the limited liability of a shareholder.

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Choice of law

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(a)	The courts of the Cayman Islands will not recognise the choice of its Proper Law as the governing law of the Warrant Documents to the extent that such choice of Proper Law would be incompatible with the public policy of Cayman Islands law; and

(b)	in any action brought in respect of the Warrant Documents in the courts of the Cayman Islands, those courts will not apply its Proper Law unless that law is pleaded and proved in the courts of the Cayman Islands, nor will they apply that law:

(i)	to matters of procedure; and

(ii)	to the extent the application of that Proper Law would be incompatible with the public policy of Cayman Islands law or contrary to mandatorily-applicable provisions of Cayman Islands law.

Enforceability

6	In this opinion, the term “enforceable” means that the relevant obligations are of a type that the courts of the Cayman Islands will ordinarily enforce, but it does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their terms. In particular, but without limitation:

(c)	enforcement may be limited by insolvency or similar laws affecting the rights of creditors;

(d)	enforcement may be limited by general principles of equity. In particular, equitable remedies, such as specific performance and injunction, will only be granted by a court in its discretion and may not be available where the court considers damages to be an adequate remedy;

(e)	a claim may be barred by statutes of limitation, or it may be or become subject to defences of set-off, abatement, laches or counterclaim and the doctrines of estoppel, waiver, election, forbearance or abandonment;

(f)	a court may refuse to allow unjust enrichment;

(g)	enforcement of an obligation of a party under the Warrant Documents may be invalidated or vitiated by reason of fraud, duress, misrepresentation or undue influence or it may be limited by Cayman Islands law dealing with frustration of contracts;

(h)	a provision of the Warrant Documents that fetters any statutory power of a Cayman Islands’ company, such as a provision restricting the company’s power to commence its winding up, to alter its memorandum and articles of association or to increase its share capital, may not be enforceable;

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(i)	the effectiveness of a provision in the Warrant Documents releasing a party from a liability or duty otherwise owed may be limited by law;

(j)	a court will not enforce a provision of the Warrant Documents to the extent that it may be illegal or contrary to public policy in the Cayman Islands or purports to bar a party unconditionally from, seeking any relief from the courts of the Cayman Islands or any other court or tribunal chosen by the parties;

(k)	a provision of the Warrant Documents that is construed as being penal in nature, in that it provides that a breach of a primary obligation results in a secondary obligation that imposes a detriment on the contract-breaker out of all proportion to any legitimate interest of the innocent party in the enforcement of the primary obligation, will not be enforceable (and we express no opinion as to whether such a provision is proportionate);

(l)	a court may refuse to give effect to a provision in the Warrant Documents (including a provision that relates to contractual interest on a judgment debt) that it considers usurious;

(m)	a court may not enforce a provision of the Warrant Documents to the extent that the transactions contemplated by it contravene economic or other sanctions imposed in respect of certain states or jurisdictions by a treaty, law, order or regulation applicable to the Cayman Islands;

(n)	a court may refuse to give effect to a provision in the Warrant Documents that involves the enforcement of any foreign revenue or penal laws; and

(o)	where a contract provides for the payment of legal fees and expenses incurred by a party to that contract in enforcing the contract, a party who succeeds in enforcing the contract is entitled to recover by court judgment the amount of the legal fees and expenses found to be due under the terms of the contract. In all other cases, costs of legal proceedings can only be recovered from another party to the proceedings by a court order, which is a matter for the discretion of the court, and such costs are liable to taxation (assessment by the court.

7	A court may determine in its discretion the extent of enforceability of a provision of the Warrant Documents that provides for or requires, as the case may be:

(p)	severability of any provision of the Warrant Documents held to be illegal or unenforceable;

(q)	any calculation, determination or certificate to be conclusive or binding, including if that calculation, determination or certificate is fraudulent or manifestly inaccurate or has an unreasonable or arbitrary basis;

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(r)	the vesting in a party of a discretion or of a power to determine a matter in its opinion, if that discretion is exercised unreasonably or the opinion is not based on reasonable grounds; or

(s)	written amendments or waivers of the Warrant Documents if a purported amendment or waiver is effected by oral agreement or course of conduct,

and we express no opinion on any provisions of that type.

8	The law of the Cayman Islands may not recognise a difference between negligence and gross negligence.

9	Where the Warrant Documents is dated “as of” a specific date, although the parties to that Warrant Documents have agreed between themselves that, as a matter of contract and to the extent possible, their rights and obligations under it take effect from a date prior to the date of execution and delivery, that Warrant Documents still comes into effect on the date it is actually executed and delivered. Rights of third parties under that Warrant Documents also take effect from the date that Warrant Documents is actually executed and delivered, rather than the “as of” date.

Jurisdiction clauses

10	Notwithstanding any provision of the Warrant Documents providing for the exclusive jurisdiction of the courts of another country, the courts of the Cayman Islands may not stay or strike out proceedings brought in contravention of such a provision if the claimant shows that it is just and proper to allow such proceedings to continue. In relation to some matters the courts of the place of incorporation have exclusive jurisdiction and, where that place of incorporation or registration is not the Cayman Islands, the Cayman Islands court will not accept jurisdiction.

11	Notwithstanding any provision of the Warrant Documents providing for the non-exclusive jurisdiction of the courts of another country, a Cayman Islands court will only refuse leave to serve a writ outside of the Cayman Islands if the Cayman Islands are not the most appropriate forum and will only stay or strike out proceedings if pursuing the case in the Cayman Islands court would be vexatious or oppressive. There is no presumption that the nomination of a non-exclusive forum will give priority to that forum over the Cayman Islands.

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